Exhibit 10.1

August 16, 2012

Bruce Hartman

131 Highland Avenue

Chatham, New Jersey 07928

Dear Bruce,

We are very delighted to offer you a position with ULTA Salon, Cosmetics & Fragrance, Inc. (“ULTA” or the “Company”). Below please find a summary of the employment offer.

Position: Senior Vice President, Chief Financial Officer (subject to below).

Reporting Relationship: In this position, you will report to Chuck Rubin, Chief Executive Officer.

Start Date / Position: Your start date will be no later than September 4, 2012. In order to accommodate the transition with the outgoing CFO, your initial title will be “SVP, Finance.” Effective September 7, 2012, you will be appointed and your title will change to SVP, CFO and Assistant Secretary.

On your start date, you will need to provide documentation of your eligibility to work in the United States. Please bring 2 pieces of identification (i.e., driver’s license, social security card, or passport) on your first day of employment.

New hire orientation is at 8:30 am on your first day at our offices located at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

Salary: Your annualized salary will be $500,000, less applicable taxes and deductions, payable bi-weekly. You will be eligible for a performance and compensation review in April 2013. Future salary increases will be based on demonstrated job performance and in accordance with the Company merit increase policy and practice in effect at that time.

Bonus: Your annual target bonus for this position is 65% of your base salary with a maximum payout opportunity of 250% of your target bonus as described in the attached bonus plan summary document. Incentive bonus plans are established by the Board on an annual basis. Bonus payouts, which are subject to Board approval and your continued employment, are earned based on the achievement of the Company’s earnings goal(s). Your bonus will be prorated in 2012 and will be payable at the same time bonuses are paid to other senior executives of the Company.

New Hire Equity Grant: A total equity amount of $2,000,000 of value will be granted on your employment start date if the Company’s trading window is open on that date, or if not, on the first day of the next open trading window following your employment start date. All equity grants are subject to the provisions contained in the applicable plan and grant agreement. This grant shall consist of the following:

New Hire Stock Options – You will receive stock options valued at $1,000,000. The number of shares granted to you will be determined by dividing $1,000,000 by the number derived from applying the option valuation methodology that the Company uses for financial reporting purposes as set forth in its 10-K but using the closing stock price on the date of grant (the “option value”). The exercise price will be the closing stock price on the date of grant. The options will vest ratably over 4 years with vesting based on the grant date.

New Hire Restricted Stock Units Grant—You will receive restricted stock units equal to $1,000,000 divided by the closing share price on the date of grant. The restricted stock units vest on the 5th anniversary of the grant date.

Long Term Incentive Program: You will be eligible to participate in the Company’s long term incentive program (LTIP) beginning in 2013 at the same time and in the same form as grants are made to other executives. Your annual LTI will have a grant date fair value targeted to 80% of your base salary at the time of the award.

Involuntary Separation from Service: If you are involuntarily separated from the Company for reasons other than cause, you will receive a termination settlement payment based upon the Company practice in place at that time applicable to your job level in the Company, provided that you execute a termination settlement agreement and general release at time of termination.

Benefits: ULTA Salon, Cosmetics & Fragrance, Inc. offers:

•	Health insurance, including prescription, dental and vision coverage
•	Flexible spending accounts for health and dependent care,
•	Basic life insurance,
•	Additional optional life insurance,
•	Accidental death and dismemberment insurance,
•	Short term disability insurance,
•	Additional optional long term disability insurance,
•	Employee assistance program,
•	Employee discounts,
•	A 401K plan
•	A deferred compensation plan (subject to eligibility).

You are eligible for ULTA’s benefits on the 1st day of employment. You are eligible for 401(k) enrollment and paid time off on the 1st day of the month following 60 days of employment. To enroll in your benefits, you will log onto the Benefits website at www.ultabenefits.bswift.com to elect your benefits on or after your first day of active employment. To obtain your user name and password you must contact the bSwift Customer Service Center at 877-238-0246.

1000 Remington Boulevard Suite 120 Bolingbrook, Illinois 60440	2

Vacation: Vacation accrual begins with your first day of employment and will be accrued according to the Company’s normal vacation policy. You may accrue up to 4 weeks of vacation per fiscal year.

Relocation: You agree to relocate to the Chicago area with best efforts to complete that relocation by December 31, 2012. You will be reimbursed for such relocation per our Company relocation policy. A copy of the officer relocation program is included in this packet for your review. All relocations are subject to a repayment agreement that is also included in this packet. Your relocation will be coordinated by a member of our Human Resources department

You also agree to relinquish your committee chair positions on the Board of Directors for Rue 21 as soon as practicable but may maintain your role as a board member for that company.

This offer is contingent on the results of the pre-employment drug test and background investigation and your confirmation that you are not subject to a non-compete or any other restrictions on your ability to work for ULTA. As a condition of employment, you will be required to execute the Company’s Confidential Information and Protective Covenant Agreement and comply with the Company’s ethics guidelines, conflict of interest policies and its Code of Business conduct (which are also attached).

By signing this offer, you are also affirming that you have not taken any of your prior employer’s confidential or proprietary information, and that, during the course of your employment with ULTA, you will not disclose, use or rely upon any of your prior employer’s confidential or proprietary information.

You are an at-will employee. Neither this letter, nor any other policy, procedure, practice or form shall be construed as a contract concerning your employment with us. We hope your employment with us will be mutually beneficial. We recognize however that needs and circumstances change. Accordingly, either you or ULTA can terminate your employment at any time and for any reason.

We are pleased to offer you a position with ULTA Salon, Cosmetics & Fragrance, Inc. and look forward to working with you. We know you will contribute greatly to our organization, and will find the position to be a most challenging one.

After reviewing this offer as stated here, please sign one copy of this letter and return it in the enclosed self-addressed stamped envelope. The other copy is for your records.

Sincerely,

/s Jim Scarfone

Jim Scarfone

Senior Vice President, Human Resources

/s/ Bruce Hartman

Bruce Hartman

1000 Remington Boulevard Suite 120 Bolingbrook, Illinois 60440	3